AMERICAN GENERAL CORPORATION
               FORM 10-Q
For the Quarter Ended March 31, 1997




                                                                   Exhibit 11


                        COMPUTATION OF EARNINGS PER SHARE
                                    (Unaudited)
                        (In millions, except share data)

                                                       Three Months Ended
                                                            March 31,
                                                       1997          1996
Primary:

   Net income available to common stock .......           $ 182         $ 169

   Average shares outstanding
     Common stock .............................     201,414,263   205,083,849
     Assumed conversion of convertible
       preferred stock ........................       1,915,349       652,481
     Assumed exercise of stock options ........         832,698       635,510

       Total ..................................     204,162,310   206,371,840

   Net income per share .......................           $ .89         $ .82


Fully Diluted:

   Net income .................................           $ 182         $ 169
   Plus:  Net dividends on convertible
    preferred securities of subsidiary ........               3             3

       Net income available to common stock ...           $ 185         $ 172


   Average shares outstanding
     Common stock .............................     201,414,263   205,083,849
     Assumed conversion of convertible
      preferred securities of subsidiary ......       6,144,016     6,144,016
     Assumed conversion of convertible
       preferred stock ........................       2,317,701       789,546
     Assumed exercise of stock options ........         832,698       635,510

       Total ..................................     210,708,678   212,652,921

   Net income per share .......................           $ .88         $ .81